Fresh Del Monte Produce Inc.
For information, contact:
Christine Cannella
Assistant Vice President, Investor Relations
305-520-8433

FOR IMMEDIATE RELEASE

Fresh Del Monte Produce Inc. Reports Second Quarter 2013 Financial Results

Net Sales grew 7 percent to $1.024 Billion; EPS of $1.10

CORAL GABLES, FL. - July 30, 2013 - Fresh Del Monte Produce Inc. (NYSE: FDP) today reported financial results for the quarter ended June 28, 2013. The Company reported earnings per diluted share of $1.10 for the second quarter of 2013, compared with earnings per diluted share of $0.99 in the second quarter of 2012. Excluding asset impairment and other charges, and a non-comparable item, adjusted earnings per diluted share were $1.02 in the second quarter of 2013, compared with $1.01 in the second quarter of 2012. The non-comparable item was cash received as a result of a favorable judgment awarded in litigation of $16.6 million, or $0.29 per diluted share.
"We were pleased with the strong top line performance and momentum generated during the second quarter of 2013," said Mohammad Abu-Ghazaleh, Chairman and Chief Executive Officer. "Our growth in the second quarter was fundamentally driven by our ability to increase sales through core product line growth, extending our reach in non-conventional delivery channels, expanding our global brand presence, product innovation, and continued consumer demand for healthy, fresh produce. We believe Fresh Del Monte's financial depth and flexibility allows us to continue to leverage these capabilities and strengthen our leadership position in the global fresh produce industry."
Net sales for the second quarter of 2013 were $1,023.9 million, compared with $957.6 million in the prior year period. The increase in overall net sales for the quarter was the result of increased selling prices in all of the Company's business segments and higher sales volume in the Company's banana and other fresh produce business segments.
Gross profit for the second quarter of 2013 was $105.9 million, compared with $116.4 million in the second quarter of 2012. The decrease in gross profit for the quarter was due to higher costs related to the production and procurement of fruit and ocean freight.
Operating income for the second quarter of 2013 was $51.2 million, compared with $69.8 million in the prior year period. Excluding asset impairment and other charges, the Company had operating income of $63.1 million in the second quarter of 2013, compared with operating income of $70.8 million in the second quarter of 2012. The decrease in operating income was primarily due to lower gross profit.
Net income for the second quarter of 2013 was $62.0 million, compared with $57.2 million in the second quarter of 2012. Excluding asset impairment and other charges, and non-comparable items, the Company had net income of $57.3 million in the second quarter of 2013, compared with net income of $58.2 million in the second quarter of 2012.

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended		Six months ended

Income Statement:	June 28, 2013	June 29, 2012	June 28, 2013	June 29, 2012
Net sales	$1,023.9	$957.6	$1,942.7	$1,855.5
Cost of products sold	918.0	841.2	1,738.2	1,626.7
Gross profit	105.9	116.4	204.5	228.8

Selling, general and administrative expenses	43.0	45.6	88.3	91.0
Gain (loss) on disposal of property, plant and equipment	0.2	—	0.5	(1.4)
Asset impairment and other charges, net (1)	11.9	1.0	12.0	1.1
Operating income	51.2	69.8	104.7	135.3

Interest expense, net	0.7	0.8	1.3	1.9
Other (income) expense, net (2)	(17.5)	3.1	(15.9)	2.6

Income before income taxes	68.0	65.9	119.3	130.8

Provision for income taxes	6.0	7.4	15.5	9.5
Net income	$62.0	$58.5	$103.8	$121.3

Less: Net income attributable to noncontrolling interests	—	1.3	0.7	1.6
Net income attributable to Fresh Del Monte Produce Inc.	$62.0	$57.2	$103.1	$119.7

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Basic	$1.10	$0.99	$1.81	$2.07

Net income per ordinary share attributable to
Fresh Del Monte Produce Inc. - Diluted	$1.10	$0.99	$1.80	$2.07

Dividends declared per ordinary share	$0.125	$0.10	$0.25	$0.20

Weighted average number of ordinary shares:
Basic	56,236,088	57,905,312	56,914,299	57,856,208
Diluted	56,580,815	57,995,333	57,290,793	57,948,057

Selected Income Statement Data:
Depreciation and amortization	$17.2	$17.3	$34.7	$35.1

Non-GAAP Measures:
Reported net income per share - Diluted	$1.10	$0.99	$1.80	$2.07
Asset impairment and other charges, net (1)	0.21	0.02	0.21	0.02
Favorable settlement of litigation (2)	(0.29)	—	(0.29)	—
Adjusted net income per share - Diluted (3)	$1.02	$1.01	$1.72	$2.09

(1)
Asset impairment and other charges, net, for the quarter and six months ended June 28, 2013 related principally to asset impairment related to previously announced exit activities in Brazil, asset impairments related to underperforming assets in Costa Rica and charges related to the closure of an under-utilized distribution center in Germany. Asset impairment and other charges, net, for the second quarter of 2012 related principally to an under-utilized facility in the United Kingdom. Asset impairment and other charges, net for the six months ended June 29, 2012 related principally to an under-utilized facility in the United Kingdom and the sale of assets previously impaired in 2011 as a result of our melon program rationalization in Central America.

(2)	Favorable judgment awarded in litigation for the second quarter of 2013 for $16.6 million.

(3)
Management reviews adjusted net income, adjusted net income per share and adjusted gross profit and considers these measures relevant to investors because management believes they better represent the underlying business trends and performance of the Company.

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Business Segment Data
(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	June 28, 2013				June 29, 2012
Segment Data:
	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$457.0	45%	$34.7	33%	$424.9	45%	$37.5	32%
Other Fresh Produce	478.3	46%	62.0	58%	453.8	47%	65.9	57%
Prepared Food	88.6	9%	9.2	9%	78.9	8%	13.0	11%
	$1,023.9	100%	$105.9	100%	$957.6	100%	$116.4	100%

	Six months ended
	June 28, 2013				June 29, 2012

	Net Sales		Gross Profit		Net Sales		Gross Profit

Banana	$863.0	44%	$65.2	32%	$822.4	44%	$76.4	33%
Other Fresh Produce	912.0	47%	121.3	59%	874.9	47%	126.1	55%
Prepared Food	167.7	9%	18.0	9%	158.2	9%	26.3	12%
	$1,942.7	100%	$204.5	100%	$1,855.5	100%	$228.8	100%

	Quarter ended				Six months ended
Net Sales by Geographic Region:	June 28, 2013		June 29, 2012		June 28, 2013		June 29, 2012

North America	$540.5	53%	$504.7	53%	$1,056.9	54%	$993.7	54%
Europe	204.1	20%	195.4	20%	386.1	20%	400.5	21%
Middle East	136.5	13%	100.7	11%	244.4	13%	181.8	10%
Asia	131.3	13%	138.2	14%	226.7	12%	241.6	13%
Other	11.5	1%	18.6	2%	28.6	1%	37.9	2%
	$1,023.9	100%	$957.6	100%	$1,942.7	100%	$1,855.5	100%

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	June 28, 2013	December 28, 2012

Assets
Current assets:
Cash and cash equivalents	$30.8	$39.9
Trade accounts receivable, net	356.1	296.1
Other accounts receivable, net	58.6	58.4
Inventories, net	471.5	482.8
Other current assets	53.6	48.8
Total current assets	970.6	926.0

Investment in and advances to unconsolidated companies	2.1	2.0
Property, plant and equipment, net	1,034.7	1,024.6
Goodwill	400.9	405.6
Other noncurrent assets	167.7	175.2
Total assets	$2,576.0	$2,533.4

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$347.3	$333.5
Current portion of long-term debt and capital lease obligations	4.1	2.7
Other current liabilities	28.8	26.3
Total current liabilities	380.2	362.5

Long-term debt and capital lease obligations	118.7	123.5
Other noncurrent liabilities	213.8	216.0
Total liabilities	712.7	702.0

Total Fresh Del Monte Produce Inc. shareholders' equity	1,824.1	1,795.7
Noncontrolling interests	39.2	35.7
Total shareholders' equity	1,863.3	1,831.4
Total liabilities and shareholders' equity	$2,576.0	$2,533.4

Selected Balance Sheet Data:
Working capital	$590.4	$563.5
Total debt	$122.8	$126.2

- more -

Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Six months ended
	June 28, 2013	June 29, 2012
Operating activities:
Net income	$103.8	$121.3
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	34.7	35.1
Amortization of debt issuance costs	0.2	0.8
Asset impairment charges	11.4	1.8
Gain on sale of securities	(2.3)	—
Gain on sales of property, plant and equipment	(0.5)	(0.5)
Foreign currency translation adjustment	(4.1)	0.7
Other changes	7.7	(5.5)
Changes in operating assets and liabilities:
Receivables	(61.4)	(22.6)
Inventories	11.4	38.4
Other current assets	(7.1)	(5.5)
Accounts payable and accrued expenses	28.3	29.2
Other noncurrent assets and liabilities	3.4	0.7
Net cash provided by operating activities	125.5	193.9

Investing activities:
Capital expenditures	(57.3)	(34.1)
Proceeds from sales of property, plant and equipment	1.3	6.0
Proceeds from sale of unconsolidated subsidiary	—	0.2
Purchases of available-for-sale investments	—	(11.0)
Proceeds from sale of securities available-for-sale	7.8	—
Net cash used in investing activities	(48.2)	(38.9)

Financing activities:
Net borrowings (payments) on long-term debt	(4.6)	(173.0)
Contributions from noncontrolling interests	3.6	5.0
Proceeds from stock options exercised	19.6	4.5
Excess tax benefit from stock-based compensation	—	4.0
Dividends paid	(14.3)	(11.6)
Repurchase of shares	(92.2)	—
Net cash used in financing activities	(87.9)	(171.1)

Effect of exchange rate changes on cash	1.5	1.2

Net decrease in cash and cash equivalents	(9.1)	(14.9)
Cash and cash equivalents, beginning	39.9	46.9
Cash and cash equivalents, ending	$30.8	$32.0

- more -

Fresh Del Monte Produce Inc.

Second Quarter 2013 Business Segment Performance
(As reported in business segment data)

Bananas
Net sales for the quarter increased 8% to $457.0 million, compared with $424.9 million in the second quarter of 2012. Worldwide pricing increased $0.33, or 2%, to $15.16 per unit, compared with $14.83 per unit in the second quarter of 2012. Volume was 5% higher. Gross profit for the quarter was $34.7 million, compared with $37.5 million in the second quarter of 2012. Unit costs were 4% higher than the prior year period.
Other Fresh Produce
Net sales for the quarter increased 5% to $478.3 million, compared with $453.8 million in the second quarter of 2012. The increase in net sales was primarily the result of higher sales in the Company's non-tropical and fresh-cut product lines. Gross profit for the quarter was $62.0 million, compared with gross profit of $65.9 million in the prior year period.

Gold pineapple - Net sales decreased 6% to $135.6 million. Volume decreased 5%. Pricing decreased 1%. Unit cost was 1% lower.
Fresh-cut - Net sales increased 7% to $116.7 million. Volume increased 5%. Pricing increased 2%. Unit cost was 3% higher.
Melon - Net sales decreased 4% to $34.5 million. Volume decreased 8%. Pricing increased 4%. Unit cost was 1% higher.
Non-tropical - Net sales increased 22% to $135.3 million. Volume increased 20%. Pricing increased 2%. Unit cost was 6% higher.
Tomato - Net sales increased 9% to $24.7 million. Volume decreased 6%. Pricing increased 16%. Unit cost was 10% higher.
Prepared Food
Net sales for the quarter increased 12% to $88.6 million, compared with $78.9 million in the second quarter of 2012, primarily due to higher sales volume in the Company's canned and processed pineapple product lines. Gross profit for the quarter was $9.2 million, compared with $13.0 million in the second quarter of 2012.
Cash Flows
Net cash provided by operating activities for the first six months of 2013 was $125.5 million, compared with $193.9 million in the same period of 2012.
Total Debt
Total debt decreased from $126.2 million at the end of 2012 to $122.8 million at the end of the second quarter of 2013.

- more -

Fresh Del Monte Produce Inc.

Conference Call and Web Cast Data
Fresh Del Monte will host a conference call and simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the second quarter 2013 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at http://ir.freshdelmonte.com. The call will be available for re-broadcast on the Company’s web site approximately two hours after the conclusion of the call.

About Fresh Del Monte Produce Inc.
Fresh Del Monte Produce Inc. is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa, the Middle East and the countries formerly part of the Soviet Union. Fresh Del Monte markets its products worldwide under the Del Monte® brand, a symbol of product innovation, quality, freshness and reliability for more than 100 years.

Forward-looking Information
This press release contains certain forward-looking statements regarding the intent, beliefs or current expectations of the Company or its officers with respect to the Company’s plans and future performance. These forward-looking statements are based on information currently available to the Company and the Company assumes no obligation to update these statements. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. In this press release, these statements appear in a number of places and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions). The Company’s plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) the uncertain global economic environment and the timing and strength of a recovery in the markets the Company serves, and the extent to which adverse economic conditions continue to affect its sales volume and results, including the Company’s ability to command premium prices for certain of its principal products, or increase competitive pressures within the industry, (ii) the impact of governmental initiatives in the United States and abroad to spur economic activity, including the effects of significant government monetary or other market interventions on inflation, price controls and foreign exchange rates, (iii) the impact of governmental trade restrictions, including adverse governmental regulation that may impact the Company’s ability to access certain markets, (iv) the Company’s anticipated cash needs in light of its liquidity, (v) the continued ability of the Company’s distributors and suppliers to have access to sufficient liquidity to fund their operations, (vi) trends and other factors affecting the Company’s financial condition or results of operations from period to period, including changes in product mix or consumer demand for branded products such as its, particularly as consumers remain price-conscious in the current economic environment; anticipated price and expense levels; the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on its ability to grow, procure or export its products; the impact of prices for petroleum-based products and packaging materials; and the availability of sufficient labor during peak growing and harvesting seasons, (vii) the impact of pricing and other actions by the Company’s competitors, particularly during periods of low consumer confidence and spending levels, (viii) the impact of foreign currency fluctuations, (ix) the Company’s plans for expansion of its business (including through acquisitions) and cost savings, (x) the Company’s ability to successfully integrate acquisitions into its operations, (xi) the impact of impairment or other charges associated with exit activities, crop or facility damage or otherwise, (xii) the timing and cost of resolution of pending legal and environmental proceedings, (xiii) the impact of changes in tax accounting or tax laws (or interpretations thereof), and the impact of settlements of adjustments proposed by the Internal Revenue Service or other taxing authorities in connection with the Company’s tax audits, and (xiv) the cost and other implications of changes in regulations applicable to its business, including potential legislative or regulatory initiatives in the United States or elsewhere directed at mitigating the effects of climate change. All forward-looking statements in this report are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. The Company’s plans and performance may also be affected by the factors described in Item 1A. – “Risk Factors” in Fresh Del Monte Produce Inc.’s Annual Report on Form 10-K for the year ended December 28, 2012 along with other reports that the Company has on file with the Securities and Exchange Commission.

# # #